IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MARYLAND
(Northern Division)

FIRST UNITED CORPORATION, Plaintiff, v. DRIVER OPPORTUNITY PARTNERS I LP; DRIVER MANAGEMENT COMPANY LLC; and J. ABBOTT R. COOPER, Defendants.	Case No. 1:20-CV-2592-RDB

MEMORANDUM OF LAW
IN SUPPORT OF DRIVER'S MOTION
TO DISMISS FIRST UNITED'S AMENDED COMPLAINT

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INTRODUCTION

The pending amended complaint is First United's third effort to silence the voice of a shareholder critical of the Board's handling of company affairs. First, the bank launched a secret campaign to pressure the state banking commissioner to open an investigation for the purpose of disenfranchising *this* shareholder and preventing *all* shareholders from exercising choice in the election of directors. Second, the bank filed a frivolous claim—now abandoned—purporting to declare the enforceability of non-existent "findings," "conclusions," and "rulings" attributed to the banking commissioner even though the commissioner never made them. Third, unable to substantiate the false premise of its original claim, the bank now seeks to usurp the commissioner's role for itself—to declare a violation of a statute it has no power to enforce, from which it alleges no injury, where the statute was never in fact violated, and for which a supposed violation would have no material impact on the bank's rights. This latest effort should be dismissed.

SUMMARY OF THE ARGUMENT

Plaintiff First United is a Maryland bank holding company whose shares are publicly listed on Nasdaq under the ticker "FUNC." Driver holds about 5.1% of FUNC's outstanding shares, obtained through open-market purchases. Driver has actively publicized the failings of the bank's management and nominated independent candidates for election to the board of directors. FUNC's incumbent board has taken extraordinary steps to silence that critical voice and prevent shareholders from considering alternatives. Plaintiff's current theory is that as a matter of "basic corporate governance" it can unilaterally strip the voting and nomination rights from Driver's shares, or from any shareholder, whenever the bank believes that a shareholder intends to "affect" management decisions through lobbying the board, sharing public information with other investors, or appealing to company management—in other words, by acting like a shareholder. Prior to its amended complaint, Plaintiff never purported to possess such a unilateral enforcement

power, which surely would have caught the attention of shareholders, public market participants, and Nasdaq's regulatory arm charged with enforcing listing requirements.

FUNC's underlying theory of liability is premised on Section 3-314 of the Financial Institutions Article in the Maryland Annotated Code ("FI § 3-314"). Under that statute, the Maryland banking commissioner is empowered to approve or deny a purchaser's application to acquire a controlling interest in a Maryland bank or bank holding company. The statute does not state what constitutes a controlling interest—*i.e.*, one that will "affect the power to direct" management or policy. Rather, it leaves to the commissioner discretion to interpret and enforce a statute that, if left to the devices of private actors, could be distorted to suppress the shareholder franchise and silence dissent. Here, notwithstanding extraordinary pressure from First United and its surrogates, the commissioner declined to find Driver in violation. Unsatisfied with that result, First United now proves the point—distorting FI § 3-314 in an effort to enforce, or simply declare, a statutory penalty for a theoretical violation it has no standing to prove.

First United has gone out on a limb that cannot remotely support it. Normal shareholder activity, such as publicly criticizing management and advocating for change, neither constitute efforts to "take over" or "control" the company, nor do they convert the shareholder's otherwise non-controlling stock into a controlling interest. And even if First United had standing to advance this theory, its reading of the statute would be wrong in at least five ways: (1) Driver did not make a "stock acquisition" under FI § 3-314 because it did not obtain a controlling interest; (2) the federal standards invoked by FUNC to imply actionable "intent" to Driver refute any finding of "control"; (3) the "any doubt" clause in FI § 3-314 does not create a separate right of action from the "stock acquisition" clause; (4) the absence of any discernable standard for compliance renders the statute unconstitutionally vague as applied here; and, perhaps most glaringly, (5) the

Commissioner has subsequently determined that a purchase by Driver of *additional* FUNC shares—*i.e.*, increasing Driver's FUNC holdings above the level FUNC challenges here—"is not anticompetitive and does not threaten the safety and soundness of First United."

Each of these reasons alone would be sufficient to refute FUNC's theory; together, they render the claim fanciful. But this Court need not consider any of them, because First United lacks standing to declare, or to ask this Court to declare, that Driver violated a statute First United has no power to invoke. And First United's suggestion that it can declare a remedy without enforcing the statute—as a matter of "basic corporate governance"—repudiates due process, ignores the language of its bylaws, and flies in the face of Nasdaq's listed company rules, exposing the bank (and its shareholders) to the risk of delisting. This action is nothing more than a crusade by First United and its directors to disenfranchise an "activist" shareholder and any others who might vote the same way. It is a waste of investor and shareholder resources and a burden on the Court's time. This case should be dismissed without leave to amend.

BACKGROUND

Presently before the Court is a new claim raised for the first time in FUNC's September 8, 2020 Amended Complaint ("FAC") filed in the Garrett County Circuit Court. Dkt. 7. Plaintiff's original claim was filed May 20, 2020, Dkt. 3, which Driver moved to dismiss on July 31, 2020, Dkt. 5. With its amended pleading, Plaintiff abandoned that claim, thereby mooting Driver's initial motion and rendering Plaintiff's "opposition" a nullity. Dkt. 6.[1] While the two pleadings differ

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[1] Plaintiff concedes—indeed, affirmatively asserts—that it abandoned its original pleading with the FAC it filed early in the day on September 8, and that Driver's motion to dismiss the original claim was thereupon moot. Dkt. 6, at 10 & n. 4. ("First United's filing of the FAC also moots Driver's motion [to dismiss]."); *id.* at 21 ("First United's filing of its First Amended Complaint renders moot Driver's general assertion of failure to state a claim."). Because there was no longer a motion pending at the time, the "opposition" First United filed later that night was gratuitous, and should be either withdrawn or struck from the docket as an unsolicited memo not seeking affirmative relief. For the same reason, it would be improper to file a reply in support of a motion no longer pending, and Driver does not intend to make such a filing absent contrary guidance from the Court.

materially in their underlying theories, both relate to an investigation that First United lobbied the Maryland banking commissioner to open into Driver's purchase of FUNC shares.

I. RELEVANT FACTS

A. Driver's Ownership Of FUNC Shares.

Plaintiff is the publicly-traded parent of Maryland-chartered First United Bank & Trust, based in Garrett County. As a bank holding company, FUNC is subject to regulatory oversight by the Commissioner of Financial Regulation ("Commissioner"), its primary state regulator. FAC ¶ 2. Driver has been a beneficial owner of FUNC shares since March 2019, when it began publicizing its criticism of the bank's performance. *See id.* at ¶ 3. Driver purchased additional shares on the open market throughout 2019, with total holdings below 5% of FUNC's outstanding shares. *Id.* at ¶ 27. On August 28, 2019, Driver made an incremental purchase of 2,500 FUNC shares (0.04%), bringing its total holdings to 5.005%. *See id.*; *accord* **Ex. A** (FUNC 2019 Form 10-K), at 149-50.[2] Consistent with SEC rules, Driver then filed a Schedule 13D publicly disclosing its 5% interest. FAC ¶ 27. The Schedule 13D specifically disclaimed any current plan to directly cause a sale of the company or replacement of the board, notwithstanding Driver's well-publicized belief that either or both may be warranted. **Ex. A**, at 149-50; *see also generally* **Ex. B** (Driver Investor Deck, Aug. 20, 2019).

B. First United's Campaign To Disenfranchise Driver.

Driver is an "activist" investor. FAC ¶ 15. The bank's campaign to strip Driver's voting rights is discussed in more detail in Driver's motion to dismiss First United's original Garrett

[2] Plaintiff's Form 10-K annual report for the year ending December 31, 2019 was filed with the SEC on March 13, 2020. **Ex. A**. The Court may take judicial notice of public filings with the SEC. *In re Mun. Mortg. & Equity, LLC, Sec. & Derivative Litig.*, 876 F. Supp. 2d 616, 626 (D. Md. 2012) (citing *Dreiling v. Am. Exp. Co.*, 458 F.3d 942, 946 n. 2 (9th Cir. 2006); *e.g.*, *In re American Apparel, Inc. Shareholder Litig.*, 855 F. Supp. 2d 1043, 1060-62 (C.D. Cal. 2012) ("*In re American Apparel*") (taking judicial notice of SEC filings and press releases). Driver acquired just over 5% of FUNC's outstanding shares on August 28, 2019. *See* FAC ¶ 27.

County complaint, Dkt. 5-1 at 3-7, and in Driver's complaint against FUNC and its board, which is currently pending before this Court, *see generally Driver Opp'y Partners I, LP v. First United Corp., et al.*, No. 1:20-cv-2575 (filed Sep. 4, 2020, D. Md.).

For present purposes, the salient points are that First United identified FI § 3-314 as a statute under which—assuming a violation—Driver's voting rights could be stripped. The bank developed a pitch for the Commissioner making the express request that he open an investigation for the purpose of stripping Driver's voting rights. The bank then lobbied elected officials to pressure the Commissioner into launching such an investigation, and submitted a steady stream of complaints, accusations, and strained legal arguments in support of the bank's desired outcome—all of which First United sought to conceal from the investing public. *See generally, e.g.*, **Ex. C** (Nov. 1, 2019 email from FUNC to Commissioner Salazar); **Ex. D** (Jan. 15, 2020 email thread with FUNC CEO Carissa Rodeheaver, state legislators and the Governor's office.).[3] At the time, Driver had already nominated candidates to stand for election to the company's board in opposition to the incumbent directors, and First United asserted that an adverse finding by the Commissioner would invalidate Driver's nomination and prevent anyone (including Driver) from voting in opposition at the to-be-scheduled annual meeting. *See generally* **Ex. C**. In January 2020, the Commissioner opened an investigation and issued subpoenas to Driver on the theory advanced by First United. **Ex. E** (DLLR subpoena).

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[3] This Court may take judicial notice of these communications to Driver, as they are records maintained by the Department of Labor and produced to Driver in response to a Maryland Public Information Act request. *Cf., e.g, In re American Apparel*, 855 F. Supp. 2d at 1064 ("Because plaintiffs obtained the documents by making a FOIA request, the court will take judicial notice of them as matters of public record.").

II. PROCEDURAL HISTORY

A. First United's Original Claim In Litigation.

During the pendency of the Commissioner's investigation, First United issued a series of press releases and filed proxy solicitation materials with the SEC citing the mere existence of the investigation as evidence that Driver had violated FI § 3-314, while denying that First United had instigated the Commissioner's inquiry in the first place. *E.g.*, **Ex. F** (FUNC press releases). On May 14, 2020, the Commissioner sent Driver a letter indicating that his staff believed there was evidence to support a finding that Driver had violated FI § 3-314. Dkt. 3 at 16. The Commissioner did not include any analysis of his staff's recommendation and did not include any charges, purported findings, or determinations by the Commissioner himself, but provided the letter to Driver and to First United "in light of" the statutory voting prohibition should a violation ultimately be found, and "the Corporation's upcoming annual meeting." *Id.*

Without waiting for the Commissioner to make any actual findings, First United rushed to Garrett County Circuit Court to enforce what it characterized as a conclusive determination by the Commissioner that Driver had violated the law. Dkt. 3 ¶ 4; *accord* **Ex. G** at 1 (May 20, 2020 letter from FUNC attorney Andrew Bulgin) ("Based on *conclusive findings of the Maryland Regulator*, First United does not intend to count votes attributable to First United common stock owned by Driver . . . at First United's 2020 annual meeting of shareholders.") (emphasis added).

First United's original complaint stated that the Commissioner had already determined Driver's liability, and that First United merely sought to declare that Driver lost its voting and nomination rights *as a result of the Commissioner's action*. Dkt. 3 at 11-12. It alleged that:

- It was "undisputed" that Driver's purchases constituted a "stock acquisition" under FI § 3-314.
- "That Maryland Commissioner, Antonio P. Salazar, has determined that Defendants' stock acquisitions violated FI Article § 3-314."

Id. ¶ 17. First United characterized Driver as defying "Mr. Salazar's ruling," *id.*, and alleged that the Commissioner had issued a "clear statement" that Driver "failed to comply with FI Article § 3-314 . . . and that the Defendants are not entitled to vote those shares as the 2020 Meeting," *id.* ¶ 26. The bank went on to allege that "the Maryland Commissioner"—as distinct from his staff—had "concluded" that there was evidence to support a violation, *id.* ¶ 30, and that First United "intends to comply with the Maryland Commissioner's determination" rather than "def[y] the Maryland Commissioner's rulings," *id.* ¶ 31.[4]

While First United may attempt to distance itself from that theory now, there is no serious dispute that the original complaint was indeed founded upon the Commissioner having already answered the liability question. These allegations were false and all have been changed in FUNC's amended complaint. *See, e.g.*, FAC ¶¶ 21, 32; *see generally* **Ex. H** (red-lined complaint).[5] Indeed, the Commissioner himself has acknowledged that further administrative proceedings or other legal proceedings would be necessary before he could determine whether a violation of FI § 3-314 occurred. *See* **Ex. I** ¶ 4 (Commissioner's Final Order).

B. <u>First United's Amended Complaint.</u>

In the operative pleading, FUNC seeks to enforce FI § 3-314 directly as a private litigant or, in the alternative, unilaterally strip Driver's voting rights based on the bank's internal belief that Driver violated the statute. In its original complaint, FUNC asserted that "[t]he Maryland Commissioner is the Maryland agency charged with the regulation of Maryland financial institutions and the interpretation and enforcement of the provisions of the FI Article applicable

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[4] First United's logic is akin to saying that a law clerk's bench memorandum is the same as the judge's opinion. That premise is deeply flawed.

[5] A copy of First United's "red-lined" comparison between the original complaint and amended complaint, which was filed in the Garrett County Circuit Court, reflects approximately 400 alterations. **Ex. H**. First United's FAC did not simply "cite allegations [that] are substantially unchanged from the original pleading, [and] were updated to reflect recent events" Pl. Opp. at 4 n.2. First United changed legal theories for the amended pleading.

thereto," and that "[t]he Maryland Commissioner is charged with the oversight and enforcement of laws and regulations pertaining to the operation and governance of Maryland's financial institutions." Dkt. 3 ¶¶ 17, 30. FUNC said essentially the same thing in its Form 10-K. **Ex. A** at 32 ("Maryland banking laws provide that the Maryland Commissioner must approve certain acquisitions of the common stock of the Corporation and the Bank, and impose penalties on persons who effect such an acquisition without approval."). But now, FUNC claims that such roles are "non-exclusive." FAC ¶ 22. That is, FUNC believes the bank has a private right to enforce a statute the Commissioner is charged with interpreting and enforcing. *Id.* ¶ 23.

First United is wrong.

LEGAL STANDARD

Rule 12(b)(6) authorizes the dismissal of a complaint if it fails to state a claim. Fed. R. Civ. P. 12(b)(6). Rule 12(b)(6) tests "the sufficiency of a complaint and not to resolve contests surrounding the facts, the merits of a claim, or the applicability of defenses." *Presley v. City of Charlottesville*, 464 F.3d 480, 483 (4th Cir. 2006). Where a plaintiff lacks a private right of action under a state statute, a court dismisses the case under Rule 12(b)(6). *E.g.*, *Fangman v. Genuine Title, LLC*, 2016 WL 3027525, at *1 (D. Md. May 27, 2016) (Bennett, J.). Likewise, where a court finds no violation of a state statute on which the complaint is based, dismissal is warranted. *Bey v. Shapiro Brown & Alt, LLP*, 997 F. Supp. 2d 310, 319 (D. Md. 2014) (Grimm, J.).

ARGUMENT

I. FIRST UNITED LACKS STANDING TO INVOKE FI § 3-314.

Never in the statute's 55-year existence has any tribunal ever recognized the existence of a private right of action under FI § 3-314. The statute was originally enacted in 1965 to address changes in control over a regulated financial institution. *See* **Ex. N** (Chapter 750, Senate Bill 131, approved May 4, 1965). It was amended in 1979 to bring Maryland law into conformity with

federal law as reflected in the Bank Holding Company Act, 12 U.S.C. § 1841 ("BHCA"). *See* **Ex. K** (Amendments to Senate Bill No. 970, adopted Mar. 12, 1979); **Ex. L**, (Approved Bill, codified at Article 11 § 108(G), at 957); **Ex. M** (1980 Maryland Session Laws Chap. 33, § 3-314, at 201-02). *Accord* 68 Md. Op. Atty. Gen. 75 n. 12, 1983 WL 179176 ("The Revisor's Note to § 3-314 indicates that the purpose for enacting Chapter 294, Laws of Maryland 1979 . . . 'was to conform the requirements as to stock acquisitions to the federal law.'"); 65 Md. Op. Atty. Gen. 40, 1980 WL 118079 (discussing the reliance FI § 3-314 places on certain BHCA definitions). Nothing in the language of the statute, its legislative history, or the regulatory scheme it supports even hints at, much less supports, asserting a private right by litigants like First United to enforce FI § 3-314 against its adversaries.

A. Statutory Framework Of The State Banking Commissioner.

The Maryland Commissioner of Financial Regulation is the primary state regulator responsible for overseeing Maryland-chartered financial institutions like First United (both the bank and the holding company). The Commissioner's office is housed in the Maryland Department of Labor, Licensing, and Regulation ("DLLR"). The statutory framework for the Commissioner's regulation of Maryland financial institutions like First United is set out in the Financial Institutions ("FI") Article of the Annotated Code of Maryland.

Under Title 2 of the FI Article, the Commissioner is empowered to investigate and enforce actual and suspected violations, including the seldom-used FI § 3-314, entitled "Approval of Commissioner of certain stock transactions." *See* FI §§ 2-113–16. In general terms, Section 3-314 provides that a person who intends to make a "stock acquisition" in a Maryland bank or bank holding company shall first apply to the Commissioner sixty (60) days prior to the proposed purchase, for the Commissioner to determine if the proposed acquisition is anticompetitive or a threat to the safety or soundness of the banking institution. FI § 3-314(c)(1). "Stock acquisition"

is defined as either (i) acquiring 25% of the voting stock of a commercial bank, or (ii) otherwise acquiring voting stock that "will affect the power to direct or to cause the direction of the management or policy" of the banking institution or holding company. *Id.* § 3-314(a)(3)(i)&(ii). Section 3-314 does not state what percentage of ownership the Commissioner may find to be the threshold for affecting the "power to direct" management, but in reorganizing the code to its current formulation, the legislature was clear that the language was "derived without substantive change" from its predecessor. **Ex. M** at 2-3.

As amended, Section 3-314 authorizes the Commissioner to deny approval for a proposed acquisition when he determines it to be anticompetitive or "to threaten the safety or soundness of a banking institution." FI § 3-314(d). Where a violation is established, the statute provides that "[v]oting stock that is acquired in violation of this section may not be voted for 5 years." *Id.* § 3-314(e). There is no express provision for a private right of action anywhere in the statute.

B. Section 3-314 Does Not Imply A Private Right Of Action.

Maryland courts have generally "been reluctant to find an implied grant of a private cause of action." *Magan v. Med. Mutual Liab. Ins. Soc'y of Md.*, 331 Md. 535, 546 n. 4 (Md. 1993). Maryland courts apply the U.S. Supreme Court's test in *Cort v. Ash*, 422 U.S. 66 (1975), to determine whether a statute provides for an implicit private cause of action. *Baker v. Montgomery County*, 427 Md. 691 (Md. 2012). "It is not the province of a federal court to confer rights where statutory language is silent, or to 'engraft a remedy on a statute, no matter how salutary, that [the legislature] did not intend to provide.'" *Am. Trucking Ass'n, Inc. v. Delaware River Joint Toll Bridge Comm'n*, 458 F.3d 291, 303 (3d Cir. 2006) (quoting *California v. Sierra Club*, 451 U.S. 287, 297 (1981)) (applying *Cort*). "[A] decision to create a private right of action is one better left to legislative judgment in the great majority of cases," *Sosa v. Alvarez-Machain*, 542 U.S. 692,

727 (2004), and the burden is on Plaintiff to demonstrate that the legislature "intended to make a private remedy available to enforce" the provision, *Suter v. Artist M.*, 503 U.S. 347, 363 (1992).

In relevant parts, the *Cort* test asks whether (1) the plaintiff is "one of the class for whose especial benefit the statute was enacted"; (2) there is any indication of legislative intent to create or deny such a remedy; and (3) implying such a remedy is consistent with the underlying purposes of the legislative scheme. *Cort*, 422 U.S. at 78. "The central inquiry remains whether [the legislature] intended to create, either expressly or by implication, a private cause of action." *Touche Ross & Co. v. Redington*, 442 U.S. 560, 568 (1979). "Courts discern legislative intent whether a private cause of action was intended by analyzing the language of the statute to identify its purpose and intended beneficiaries, reviewing the statute's legislative history, and determining whether the statute provides otherwise an express remedy." *Baker*, 427 Md. at 710.

A straightforward exercise of statutory interpretation shows that FUNC does not have a private cause of action. *See Fangman v. Genuine Title, LLC*, 447 Md. 681, 705 (Md. 2016) ("whether a private right of action exists is a matter of statutory construction"). FUNC cannot meet its burden to show legislative intent—through text, structure, or legislative history—to confer a private right enforceable under FI § 3-314. To be clear, the burden rests plainly with FUNC. Its assertion that "nothing in FI Article § 3-314 limits standing . . . to the Maryland Commissioner" asks precisely the wrong question. FAC ¶ 46. The issue isn't whether the legislature explicitly prohibited private actions when it authorized the Commissioner to enforce the statute; the question is whether the General Assembly intended to do the opposite. *See Gonzaga Univ. v. Doe*, 536 U.S. 273, 284 n. 3 ("When 'right- or duty-creating language' is not explicitly included in a statute, a court will rarely imply [legislative] intent to create a private right of action."); *see also Walton v. Mariner Health of Md., Inc.*, 391 Md. 643, 669 (Md. 2006) ("Where the legislative history does

not indicate any discussion whatsoever as to whether a statute gives rise to [ ] a[n implied private] right [of action], the fact that the [statute] is silent would weigh heavily against an intent by the [General Assembly] to create a private cause of action.")).

1. Text and structure

Divining legislative intent begins with the text and structure of the statute. *Alexander v. Sandoval*, 532 U.S. 275, 288 (2001). *First*, the text. Not only does FI § 3-314 not explicitly provide for a private right of action, but also nowhere does the statute even mention or refer to one. It states only that "[t]he *Commissioner* may deny approval for a stock acquisition that the *Commissioner* determines to be anticompetitive or to threaten the safety or soundness of a banking institution." FI § 3-314(d) (emphases added). Immediately after that provision expressing the Commissioner's rights and duties, the statute provides the remedy: "Voting stock that is acquired in violation of this section may not be voted for 5 years." FI § 3-314(e). The statute unambiguously provides the *Commissioner* with enforcement authority without any indication that the General Assembly intended anyone else to wield that authority. FUNC cannot circumvent the legislature's exclusion of private enforcement. The General Assembly did not even hint at a private right of action under FI § 3-314.

Second, the structure. FI § 3-314(e) delegates "enforcement powers" to the Commissioner alone. *See* FI § 3-314(d); FI § 2-113-16. "[T]he structure of the statute dictates exclusive governmental enforcement." *Blumenthal Power Co., Inc. v. Browning-Ferris, Inc.*, 1995 WL 1902124, at *9 (D. Md. Apr. 19, 1995) (applying *Cort* and holding plaintiff did not have private cause of action where enforcement authority was delegated to the Attorney General). When a statute already contains a detailed enforcement mechanism, courts presume that the legislature did not intend to create additional private remedies. *See Middlesex Cty. Sewerage Auth. v. Nat'l Sea Clammers Ass'n*, 453 U.S. 1, 14 (1981); *Nw. Airlines, Inc. v. Transp. Workers Union*, 451 U.S.

77, 97 (1981) ("The presumption that a remedy was deliberately omitted from a statute is strongest when Congress has enacted a comprehensive legislative scheme including an integrated system of procedures for enforcement."). Under the FI Article, when the Commissioner determines that a person is about to violate or has violated the law, the Commissioner may enjoin that action through administrative proceeding, FI § 2-115, or "bring an action in the circuit court of the county" seeking, *inter alia*, "[a] declaratory judgment." *Id.* at § 2-116(a) & (b)(7). So the relief FUNC seeks now is statutorily available specifically to the Commissioner. The existence of a comprehensive enforcement scheme for the FI statute then becomes a strong factor in discerning legislative intent. *See Middlesex Cnty.*, 453 U.S. at 14 (no private cause of action where statutes contained comprehensive enforcement mechanisms); *Blumenthal Power Co.*, 1995 WL 1902124, at *9. This is because "[w]hen a statute limits a thing to be done in a particular mode, it includes the negative of any other mode." *Nat'l R.R. Passenger Corp. v. Nat'l Ass'n of R.R. Passengers*, 414 U.S. 453, 459 (1974); *Transamerica Mortgage Advisors, Inc. v. Lewis*, 444 U.S. 11, 19 (1979) ("it is an elemental canon of statutory construction that where a statute expressly provides a particular remedy or remedies, a court must be chary of reading others into it.").

If the General Assembly wanted to provide for a private cause of action in FI § 3-314, it would have done so. *Cf. Touche Ross*, 442 U.S. at 572 ("when Congress wished to provide a private damages remedy, it knew how to do so and did so expressly."). For instance, under FI § 9-912(g), which applies to violations by directors or officers of savings and loan associations, the General Assembly expressly granted the Commissioner enforcement authority *and* reserved a private cause of action for an injured private party. FI § 9-912(g) ("This section may not be construed to prevent any person damaged by a director, officer, controlling person, or employee of an association from bringing a separate cause of action in a court of competent

jurisdiction."). By contrast, the same body chose *not* to reserve such right to private actors under FI § 3-314. *Cf., e.g., In re Digimarc Corp. Derivative Litig.*, 549 F.3d 1223, 1230-31 (9th Cir. 2008) (applying *Cort*; finding legislative intent of no private cause of action under Section 304 of Sarbanes-Oxley where Congress provided one under Section 306). *Accord Cohen v. Viray*, 622 F.3d 188, 194 (2d Cir. 2010) ("The inclusion of a specific provision to this effect elsewhere in the statute suggests that omission of any explicit private right to enforce other sections was intentional.").[6]

No Maryland court has ever implied a private right of action in FI § 3-314. The one case to consider the meaning of the statute at all, *Mason-Dixon Bancshares, Inc. v. Anthony Investments, Inc.*, merely recognized that at the time of that decision, neither "the Maryland Commissioner [nor] this Court" had determined whether a violation of FI § 3-314 had occurred. 1997 WL 33482710, at *17 (D. Md. Mar. 3, 1997) (noting "little likelihood that the stocks will be declared non-voting"). The *Mason-Dixon* court did not find a private right of action to exist. Rather, the FI Article contemplates that the Commissioner might choose to proceed either administratively (FI § 2-115) or in court (FI § 2-116(b)), either of which might—if pursued—yield a determination driven by the Commissioner that a violation had occurred.

2. Legislative history

Legislative history is consistent with the text of the statute: the General Assembly never hinted at granting a private right of action under FI § 3-314. Nothing in the draft bills, committee reports, or amendments to the statute indicate that the legislature even considered, much less

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[6] The federal BHCA, to which FI § 3-314 was designed to comport, includes no private right of action for a company acquiring control of a bank holding company without prior application to the regulator. *See generally* 12 U.S.C. §§ 1841 *et seq.* Where there is a private right of action in the BHCA—challenging "tying" practices in the availability of credit—that right was created explicitly. *See id.* §§ 1972, 1975.

intended to provide, a private right of action.[7] The Supreme Court has refused to generate implied rights of action when the legislature has been silent. *See Touche Ross*, 442 U.S. at 571. *Accord Staley v. Americorp Credit Corp.*, 164 F. Supp. 2d 578, 580 (D. Md. 2001) (where the "legislative record is silent on the issue of a legislative intent to provide or deny a private right of action for violations of [the statute], [it] ordinarily would weigh strongly against implying one.") (Motz, J.); *Fangman*, 447 Md. at 713 ("silence within the legislative history as to a private cause of action reinforces the decision not to find such a right implicitly."); *Scull v. Groover, Christie & Merritt, P.C.*, 435 Md. 112, 123 (Md. 2013) ("While legislative silence is not conclusive, this certainly weighs against finding a private right of action.").

But here, while the legislature said nothing about creating a private right of action, it was specific as to its purposes for adopting the statute—and those purposes are inconsistent with creating a private right of action. When first enacted in 1965, the predecessor to FI § 3-314—Section 108G to Article 11 of the Annotated Code of Maryland—was adopted "to require reports to the Bank Commissioner of certain transactions and contemplated transactions affecting the voting stock of banks and trust companies, and imposing a penalty for failure to make required reports." **Ex. N** at 1 (Chapter 750, Senate Bill 131, at 1147). The statute required bank officers to report changes in control—*i.e.*, the power to direct or cause the direction of management—to the Bank Commissioner immediately upon learning of them, and it included a penalty, either a fine or imprisonment, for failure to report. The sole focus of the statute was on providing information to the Bank Commissioner. *Id.* In 1979, the statute was amended to shift the reporting duty from the bank executive and place it on the purchaser. **Ex. L**. The 1979 amendment, codified under "Bank

[7] While the Court need not consider the substance of Plaintiff's superfluous filing, there is no dispute on this legislative point, as Plaintiff concedes the absence of any discussion of private rights in the legislative history. *See* Dkt. 6, at 16 ("[T]he legislative history is silent as to an intent to create or prohibit a private remedy for violations of FI Article § 3-314.").

Commissioner – General Regulations," explicitly authorized the *Commissioner* to deny the proposed change in control on grounds that is anti-competitive or threatens the safety or soundness of the institution; it also adopted the five-year voting prohibition for violations. *Id.* The sole speaker to be heard by the legislature's Economic Affairs Committee during a hearing on the 1979 amendment was Holden Gibbs, the Bank Commissioner, who spoke in favor of the proposed amendment. **Ex. O** at 1 ("Speakers and Appearances" log). Accompanying the 1979 amendment are two statements of purpose reinforcing the General Assembly's intention to authorize the Commissioner, not private litigants, to evaluate the anti-competitive nature of proposed acquisitions. First, the statute itself includes a statement of purpose requiring certain purchasers "to request prior approval of the Bank Commissioner to make certain purchases," **Ex. L** at 2, "empowering the Bank Commissioner to deny such changes in certain circumstances; and adding a penalty for violations," **Ex. K** at 3. That statement of purpose concerns only the enforcement power of the Commissioner. But perhaps more telling is the second statement. When considering the draft bill, the Maryland Department of Licensing & Regulation (as the DLLR was then known) acknowledged the following rationale for adopting the legislation: "The purpose is to give the Bank Commissioner the same authority as the Federal regulators." **Ex. J** at 1 (DLR comment to SB 970, Mar. 9, 1979). The entire focus of the legislation was on establishing the Commissioner's authority to regulate; there is no indication that the General Assembly ever intended to create a private right of action.

"In a case in which neither the statute nor the legislative history reveals a [legislative] intent to create a private right of action for the benefit of the plaintiff, we need not carry the *Cort v. Ash* inquiry further." *Baker*, 427 Md. at 1123 (citing *Nw. Airlines*, 451 U.S. at 95 n. 31) (bracket insertion original). But insofar as the larger statutory scheme is considered, it, too, militates

against finding an implied private right of action. The General Assembly carefully designed the enforcement provision of FI § 3-314 to delegate enforcement authority to the Commissioner. This authority, if not moderated by the Commissioner's discretionary authority, might encompass every single sale of stock to any individual who acquires it in anticipation of being voted a director of a commercial bank or a bank holding company. Applied literally, it could ensnare any shareholder who criticizes or comments upon any management decision, no matter how small its holdings, as the intent to "affect" management might be so interpreted by litigious private actors. There is no express threshold or limit placed upon this definitional provision; rather, it is entrusted—explicitly—to the discretion of the Commissioner. Were a private cause of action to exist, every bank in the state would be motivated to challenge the purchases and free exercise rights of any individual who plans to oppose a status quo slate of directors—as FUNC does here.

In a similar statute under the FI Article, this Court held that when enforcement authority is given to the Commissioner, there is no private right of action. *E.g.*, *Staley*, 164 F. Supp. 2d at 581 (finding no private right of action because "[FI] § 11-517 gives the Commissioner of Financial Regulation authority to suspend or revoke a license or to issue orders to licensees to cease and desist from illegal actions or to take affirmative actions to correct their illegal actions. These orders are enforceable through civil fines and the Commissioner has the ability to petition the court for assistance in enforcement.").[8] Courts generally interpret similar language in related statutes alike. *See* 2B N. Singer, SUTHERLAND STATUTORY CONSTRUCTION § 53:3 (7th ed.).

More fundamentally, adopting First United's position requires ignoring the entirety of this legislative scheme. Empowering the Commissioner to interpret and enforce FI § 3-314 is pointless

---

[8] *Cf.*, *e.g.*, *Flynn v. Everything Yogurt*, 1993 WL 454355, at *6-7 (D. Md. 1993) (holding no implied private right of action in the Maryland Franchise Disclosure Law because it would be inconsistent with a legislative scheme that left enforcement to the Securities Commissioner and Attorney General except in the limited cases where a private cause of action is explicitly created).

if private actors are free to disregard those determinations and bring their own actions. The fact is that the Commissioner's staff conducted the investigation that First United lobbied have opened, and then the Commissioner himself exercised his judgment to close that investigation without finding a violation of FI § 3-314. First United is unhappy about that decision because it requires the bank to answer to its shareholders rather than disenfranchise them, but that displeasure does nothing to remove the Commissioner from his role as the statutorily designated arbiter of whether and how a violation may occur. Nothing about the General Assembly's enforcement scheme implies any sort of intent to empower private actors like FUNC to use FI § 3-314 as a weapon of voter suppression.

C. **<u>The Declaratory Judgment Act Does Not Empower FUNC To Enforce Unilaterally What It Lacks Standing To Enforce In The Courts.</u>**

1. **First United cannot strip Driver's voting rights "as a matter of basic corporate governance."**

Without a statutory basis to bring a FI § 3-314 claim, First United attempts to open a back door to court by framing its challenge to Driver's voting rights as "a matter of basic corporate governance" to determine which shareholders are "entitled to vote" their shares. FAC ¶ 46. The bank's theory appears to be that because Driver is supposedly prohibited from voting as a result of violating FI § 3-314—a violation that never happened and that First United lacks any standing to establish in court—it still retains the right "as a matter of basic corporate governance" to simply declare its own interpretation of the statute applicable, and thereby unilaterally strip the voting rights from any shareholder the bank *contends* violated the statute.

The relief First United seeks is equivalent to enforcing FI § 3-314. However pleaded, the question is not a matter of interpreting company bylaws; rather, the sole basis for finding any impact on the shareholder's right to vote is predicated on a (nonexistent) violation of FI § 3-314. First United alleges no injury apart from its desire for an advisory opinion. It cannot use the

Declaratory Judgment Act to bypass the Maryland General Assembly's decision to not provide for a private right of action.

The Supreme Court has held that where there is no private right of action available for an alleged statutory violation, a declaratory judgment claim alone cannot proceed. *See Schilling v. Rogers*, 363 U.S. 666, 677 (1960) (declaratory judgment action fails because there is no private right of action under the Trading with the Enemy Act). *In Qwest Communications Corp. v. Maryland-National Capital Park & Planning Commission*, Judge Titus held that "[t]he Declaratory Judgment Act cannot be used to circumvent Congress' intent not to provide telecommunications providers with a private cause of action under § 253," and dismissed the plaintiff's case. 2010 WL 1980153, at *11 (D. Md. May 13, 2010). Judge Motz did the same in *MetroPCS Wireless, Inc. v. Community Voice Line* and dismissed the declaratory action after finding that the plaintiff did not have a private action under the statute. 2012 WL 1901484, at *6 (D. Md. May 24, 2012) ("for me to make a declaratory ruling on the issue would 'put interpretation of a finely-tuned regulatory scheme squarely in the hands of private parties and some 700 federal district judges, instead of in the hands of the Commission.'") (quoting *Greene v. Sprint Commc'ns*, 340 F.3d 1047, 1053 (9th Cir. 2003)). *See also, e.g., Profiles, Inc. v. Bank of Am. Corp.*, 2020 WL 1849710, at *7 & n. 6 (D. Md. Apr. 13, 2020) (finding no private right of action under CARES Act and Declaratory Judgment Act does "not create an independent cause of action") (Gallagher, J.).

Other courts nationwide have similarly dismissed declaratory actions where the complaint is predicated on substantive law without a private right of action, for the precise reason that entertaining such a suit would be equivalent to allowing the private cause of action that doesn't exist. *E.g., Williams v. Nat'l Sch. of Health Tech., Inc.*, 836 F. Supp. 273, 281 (E.D. Pa. 1993)

(dismissing declaratory action because there was no private cause of action under the Higher Education Act and permitting plaintiffs to continue with the declaratory judgment action would be "tantamount to allowing a private cause of action . . . . The Declaratory Judgment Act cannot be used to circumvent the enforcement mechanism which Congress established."); *Catholic Charities of Me., Inc. v. City of Portland*, 304 F. Supp. 2d 77, 93 (D. Me. 2004) ("reject[ing] the idea that the declaratory judgment act could overcome the lack of private cause of action under the Housing and Community Development Act.").

Such a "self-help" approach as First United advocates here is not only unsustainable as a back-door effort to enforce a statute for which it lacks a private right, but it also runs afoul of Nasdaq rules governing consistent treatment of shareholder rights acquired in the open market. Under Nasdaq Rule 5640, "[v]oting rights of existing Shareholders of publicly traded common stock registered under Section 12 of the Act cannot be disparately reduced or restricted through any corporation action or issuance." *See generally* https://listingcenter.nasdaq.com/rulebook/nasdaq/rules/nasdaq-5000#nasdaq-rule_5600. This prohibition is non-waivable. *See id.* ("Shareholders can not otherwise agree to permit a voting rights violation by the Company."). "Because a violation of the voting rights requirement can result in delisting of the Company's securities from Nasdaq, careful attention must be given to this issue to prevent a violation of the rule." *Id.* Here, First United lacks any support for its assertion that as a matter of "basic corporate governance," it should be able to determine, for and by itself, that a shareholder is or is not "entitled to vote" its shares at company meetings. FAC ¶ 46. The authority on which it seeks to strip Driver's voting rights is a supposed violation of FI § 3-314. Even the company's interpretation of its candidate nomination bylaws turns on the premise that the shareholder has *already* lost its right to vote because of FI § 3-314. FAC ¶¶ 50 & 53. Absent an enforceable determination by the

Commissioner that a violation has occurred, First United's entire conclusion boils down to its own assertion that Driver violated a statute that the bank has no right to assert. In those circumstances, the bank is unilaterally declaring disparate voting rights for shareholders within the same class, in direct contravention of Nasdaq listing rules.

2. First United cannot strip Driver's nomination rights "as a matter of the internal affairs of the corporation."

First United's theory in Count II entirely derives from its theory in Count I. First United contends that Defendants are not eligible to nominate board candidates because Article II, Section 4 of the company's bylaws permits nomination only by shareholders "entitled to vote"—according to FUNC's reading—and that Defendants "are in fact prohibited from voting . . . as a result of their violations of FI Article § 3-314." FAC ¶ 53. Setting aside that First United's interpretation rejects the natural meaning of the language on which it relies, the entire premise of the count turns on a finding completely extrinsic to the bylaws themselves. FUNC does not contend that Driver's nomination rights are affected other than by operation of FI § 3-314. So absent a binding determination that a shareholder violated FI § 3-314, there simply is no basis in the bylaws to infringe upon the shareholder's voting right. This is not a matter of the "internal affairs of the corporation"; it is just another back-door attempt to enforce, unilaterally, the FI § 3-314(e) outcome that the Commissioner did not reach. Yet, because the bank lacks standing to enforce FI § 3-314 generally, it also lacks any power to single-handedly strip nomination rights premised on a non-existent statutory violation.

First United's theory on this count also suffers from two additional infirmities requiring dismissal: (a) Count II is moot in its entirety, because even under FUNC's theory, there is no dispute that Driver possesses the right to vote and nominate candidates for director no matter the outcome of this action, and (b) FUNC's interpretation of its bylaws is wrong as a matter of law.

a. Driver has the unchallenged right to vote and nominate directors.

First United concedes that shareholders eligible to vote may nominate director candidates. FAC ¶¶ 49-50. Its challenge to Driver's right to nominate director candidates turns entirely on a supposed FI § 3-314 violation. Besides the shares that FUNC contends should be restricted by FI § 3-314, Driver also owns shares for which the Commissioner has conclusively established that Driver's acquisition satisfied the requirements of FI § 3-314, and therefore retain all of their voting and nomination rights, even under First United's theory.

After FUNC filed its original complaint and the Commissioner closed his investigation, Driver notified the Commissioner that it intended to purchase additional shares of FUNC on the open market. On July 1, 2020, the Commissioner's office notified Driver that its request to purchase up to 15,000 shares of FUNC (the "New Shares") was approved by the Commissioner. *See* **Ex. P** (Commissioner's Letter Approving Shares Purchase, July 1, 2020), *available at* https://www.sec.gov/Archives/edgar/data/763907/000147793220005611/func_ex991.htm. After restating the requirements of FI § 3-314, the approval notice stated: "In light of these provisions the Commissioner has determined that your submission is compliant with the terms of the Settlement Agreement and FI § 3-314(c)." *Id.* at 2. On a FI § 3-314 evaluation, the notice continued:

> [T]he Commissioner has determined that the proposed acquisition of the New Shares is not anticompetitive and does not threaten the safety and soundness of First United. Therefore, the Commissioner hereby approves the proposed acquisition of the New Shares subject to [certain stated] conditions . . . ."

Id. Given the Commissioner's express approval, Driver thereafter purchased 100 shares of FUNC on the open market, and continues to hold those shares today. **Ex. Q** (Driver's Am. Schedule 13D, Sep. 28, 2020). Under no circumstance could First United establish—and does not even allege—that these shares are compromised in the voting and nomination rights Driver thereby obtains.

FUNC admits that board nominations may be made by any holder of voting stock—no matter the number of shares owned. It is therefore undisputed that Driver retains the right to nominate director candidates for any future elections of the company. So even under FUNC's theory, a declaration invalidating the voting and nomination rights of *some* of Driver's shares would have no impact on Driver's continuing ability to nominate director candidates. Accordingly, there is no point in entertaining First United's request for a declaration that literally will have no impact at all.[9] The Court should dismiss Count II as moot.

b. First United's stated interpretation of its bylaws is wrong.

Article II, Section 4 of First United's bylaws provides that nomination for board candidates may be made "by any stockholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors." FAC ¶ 49. The structure of the language invites inquiry whether it was meant to refer to (i) "any stockholder . . . [who is] 'entitled to vote' [regardless of stock class]" or (ii) a stockholder of "any outstanding class of capital stock of the Corporation entitled to vote." In other words, the question is whether "entitled to vote" modifies "stockholder" or "class of capital stock." First United adopts the former, but ordinary rules of construction, and basic grammar, dictate the latter.

First United's original approach, as disclosed in a preliminary proxy statement filed March 30, 2020, asserted without serious explanation that a violation of FI § 3-314—as determined by

[9] There similarly is no present dispute concerning the accuracy of the vote tallies from the June 11 election. No matter what First United might contend the Commissioner *should have* found with respect to Driver's acquisition of FUNC shares, the undisputed fact remains that the Commissioner *did not* find any violation of FI § 3-314, so there was no foundation at the time to prevent Driver from voting, or from recognizing its nominees. Indeed, this was the precise point made by the SEC (at the time, non-publicly to First United) in reviewing First United's draft proxy statement, requiring the bank to issue an amended statement that it would recognize the validity of Driver's nominations at the June 11, 2020 annual meeting if the Commissioner had not by that date found a violation to have occurred. **Ex. V** (SEC Letter to FUNC, Apr. 9, 2020).

the Commissioner—will prevent Driver from nominating candidates for director.[10] *See* **Ex. R** (First United Preliminary Proxy Statement, Mar. 30, 2020). In an amended filing dated April 7, 2020, First United set out its rationale that the corporation's bylaws "permit a person to nominate director candidates only if that person is a shareholder who is entitled to vote for the election of directors." **Ex. S** at 3 (FUNC Am. Preliminary Proxy Statement, Apr. 7, 2020). In reviewing that amendment, the SEC advised First United privately that the bank's "interpretation" did not flow from the plain language of the bylaws: "[P]lease revise the disclosure to remove the implication that the bylaws indisputably provide that nominations may only be made by a 'shareholder who is entitled to vote' . . . . Any revised disclosure also should expressly indicate that an interpretation is being made." *See* **Ex U** at 1 (SEC Letter to FUNC, Apr. 7, 2020). The SEC specifically noted that the "entitled to vote" language may modify "any outstanding class of capital stock" rather than "any stockholder," and asked FUNC whether it had obtained a legal opinion to support its preferred interpretation. *See id.* at 2. FUNC responded that it had not "received an opinion of counsel to support its view." **Ex. W** at 2 (FUNC Response to SEC, Apr. 9, 2020).

FUNC's inability (or unwillingness) to seek an opinion from counsel is not surprising, and the SEC was right to treat the bank's interpretation with skepticism. The most natural reading of the bylaws is that the object of "entitled to vote" is "any outstanding class of capital stock," because that is the noun phrase that immediately precedes it. Had the company intended to limit nomination rights to only those shareholders entitled to vote (as distinct from holders of a class of

10 There, the bank advised shareholders that "[i]f Driver Management is ultimately prohibited from voting its shares of Common Stock or nominating the Driver Nominees, then any proxy that you deliver to Driver Management will be void and your vote will not be counted." **Ex. R** at 5. The SEC questioned the bank's rationale the following day—in a letter not released publicly until late August—explicitly requesting a legal analysis to support the contention that Driver would be unable to vote shares for which others had granted a proxy. *See* **Ex. T** (SEC letter to Rodeheaver, Mar. 31, 2020). In response, First United filed an amended preliminary proxy statement on April 7, 2020, removing the offending statement. **Ex. S**.

shares entitled to vote), there would be no reason to include a description of the class of capital stock that each stockholder owns; the statement would simply read "by any stockholder entitled to vote." Settled notions of construction require that courts adopt interpretations that give meaning to *all* of the words used in a document, rather than interpretations that render some terms superfluous. *Johnson v. Am. United Life Ins. Co.*, 716 F.3d 813, 820 (4th Cir. 2013). Here, because First United's interpretation requires ignoring rather than giving meaning to the words between "any shareholder" and "entitled to vote," it should be rejected.

II. FIRST UNITED CANNOT ESTABLISH A VIOLATION OF FINANCIAL INSTITUTIONS SECTION 3-314 AS A MATTER OF LAW.

Even if First United's theory were adopted by the Commissioner and advanced by him in court, the law does not remotely support a finding that Driver violated FI § 3-314 in these circumstances. Because First United lacks standing to advance such a claim, the Court need not consider its many infirmities or consume judicial resources deciding a hypothetical question. The following discussion of the many reasons to reject First United's underlying theory is included for context, and may explain why the Commissioner did not assert that a violation occurred here.

A. Driver Did Not Make A "Stock Acquisition" Under FI § 3-314 Because It Did Not Obtain A Controlling Interest.

As noted above, Section 3-314 defines a "stock acquisition" as:

> (i) "[a]n acquisition of the outstanding voting stock of a commercial bank or bank holding company in this State, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company," or
>
> (ii) "[a]n acquisition of any voting stock of a commercial bank, if the acquisition will give any one person control of 25 percent or more of the voting stock of the commercial bank."

FI § 3-314(a)(3)(i)&(ii). Neither FI § 3-314 itself nor any regulation of the Commissioner or other guidance purports to define when a particular acquisition of shares "will affect the power to direct

or to cause the direction of the management or policy of any banking institution or bank holding company." The plain language, structure and legislative history of Section 3-314, however, strongly indicate that Driver's acquisition of shares in 2019 did not meet any relevant standard.

Section 3-314 itself implicitly provides that the relevant degree of control or influence intended to be covered by sub-section (a)(3)(i) must be something approximating the degree of control or influence that would typically be associated with the ownership of 25% of a company's voting shares. This is because sub-section (a)(3)(ii), which pertains to the acquisition of a direct interest in a bank, expressly provides that the quantitative threshold for a "stock acquisition" in that context is 25% of the bank's voting stock. Given the parallel structure of these two sub-sections, a natural reading will harmonize them as describing comparable levels of control. It would be logically inconsistent, for example, to interpret the reference to "affect[ing]" the power to direct management or policy of a bank or bank holding company in sub-section (a)(3)(i) as applying in a literal or *de minimis* sense. Every individual voting share of a company, by definition, "affects" the power to direct or cause the direction of the company's management or policy, so long as the voting share affords the holder a right to vote on the composition of the company's board or management or on significant policy decisions. Thus, if sub-section (a)(3)(i) were interpreted in its most literal sense, every acquisition of stock in a Maryland bank holding company would be regarded as a "stock acquisition." Such a narrow interpretation would be nonsensical when set beside a parallel provision triggered solely by ownership of 25% of the voting stock of a bank. Accordingly, sub-section (a)(3)(i) must be regarded as pertaining to acquisitions of stock that provide a degree of control or influence over the management or policy of a Maryland bank or bank holding company satisfying some baseline materiality threshold.

The legislative history of Section 3-314 instructs that the purpose of the statute is to align Maryland law with federal law in addressing changes in control of a bank or bank holding company. *See* discussion *supra* pp. 14-18. The original 1965 act explicitly related only to "a change in control" and defined "control" as "the power to direct or cause the direction of the management and policy of the institution." 11 Ann. Code of Md. § 108G. The 1979 amendment similarly dealt only with a change in voting stock resulting in either "a change in the control of the banking institution or bank holding company" or the purchase of "25 percent or more of the voting stock." **Ex. L** at 2. When reviewing the 1979 bill, the DLR characterized it as requiring prior approval for a "*purchaser of control* or 25% of bank stock." **Ex. J** at 1 (emphasis added). When the FI Article was reorganized in 1980 to include a definition of "stock acquisition" in Section 3-314 with reference to "affecting" the power to direct management, the editors were clear that "[t]his section is new language derived *without substantive change* from the first paragraph of Art. 11, § 108G(a) and from Art. 11, § 108G(b) and (c)." *See* **Ex. M** at 2-3 (emphasis added). The plain intent of the legislature in adopting the statute to conform to federal practice was that "stock acquisitions" in Section 3-314 should refer only to changes in control of a bank or bank holding company, and not to non-controlling investments involving some unspecified intent to "affect" management decisions divorced from the "power to direct" those decisions.

Driver did not seek approval from the Commissioner before purchasing the 2,500 shares that raised its FUNC holdings over the 5% mark because neither that purchase nor any earlier purchase provided Driver a controlling interest in the company. A purchase of less than a controlling interest is simply not a "stock acquisition" under FI § 3-314, and no reporting or pre-clearance duty ever arose.

B. Federal Standards Are Inconsistent With A Finding Of "Control."

First United purports to invoke federal standards to argue that Driver's filing of a Schedule 13D constituted an "admission" that Driver's purchases of FUNC stock "were intended to affect" the power to direct management of the bank. FAC ¶ 28. First United's analysis of federal standards is wrong. First, a Schedule 13D is the default schedule required for all purchasers of 5% or more of a company's shares. 17 C.F.R. § 240.13d-1(a). Filing a Schedule 13G is optional, akin to filing a Form 1040EZ in lieu of a Form 1040. *Id.* § 240.13d-1(b). Second, the Schedule 13D explicitly disclaimed what First United would imply—any present plan or proposal to directly cause the sale of the company or change the board of directors or management, among the matters set forth in subparagraphs (a)-(j) therein.

But more fundamentally, FUNC's reading of "affect" paints with too broad a brush. Issuing press releases, presentations, and emails (FAC ¶ 29), or nominating independent director candidates (FAC ¶ 30), neither demonstrate "control" nor create the power to "force" FUNC to act or not act under the federal standards invoked by FUNC. The applicable federal statute—the BHCA—provides extensive guidance, including decades of interpretations and an entire regulatory framework that delineates precisely when a company has a "controlling influence" over the management and policies of a bank holding company.[11] Under this framework, it is clear that Driver could not be regarded as controlling FUNC under any relevant federal standard.

The BHCA, as implemented by the Federal Reserve Board ("FRB" or "Fed") in Regulation Y, defines control as (i) the ownership, control, or power to vote 25% or more of the outstanding voting shares of any company; (ii) control in any manner over the election of a majority of the

[11] In a 1983 Opinion, the Maryland Attorney General noted in reviewing the relevant legislative history that "[t]he Revisor's Note to § 3-314 indicates that the purpose for enacting Chapter 294, Laws of Maryland 1979, which added the statutory reference to a bank holding company, 'was to conform the requirements as to stock acquisitions to the federal law.'" 68 Md. Op. Atty. Gen. 75 n.12, 1983 WL 179176.

directors of a company; or (iii) the power to exercise, directly or indirectly, a "controlling influence" over the management or policies of a company. 12 C.F.R. § 225.2(e)(1). Thus, the BHCA standard mirrors the standard in FI § 3-314 in explicitly capturing an investor with 25% of the voting shares of a bank while also establishing that an investor holding a lesser interest may be deemed to control the banking organization if it has the requisite degree of "influence" over management or policy. The Fed's standard for making controlling influence determinations was recently articulated and confirmed in a final regulation. On April 23, 2019, the Fed issued a notice of proposed rulemaking ("NPR") to "simplify and increase the transparency" of the Fed's controlling influence rules, and adopted the final rule on January 30, 2020.

Under the Final Control Rule, an investor holding less than 10% of a bank holding company's voting stock is entitled to a presumption that it lacks the ability to exercise a controlling influence over the company's management and policies, *unless* one or more of the following additional factors is present: (i) the investor's sitting director representatives constitute 25% or more of the company's board of directors; (ii) the investor has other significant business relationships with the bank holding company (*e.g.*, as a client or lender); (iii) the investor and the bank holding company have an interlocking CEO or more than one other senior executive interlock; (iv) the investor has contractual covenants or veto rights that significantly restrict the discretion of company management over policy and operations; or (v) the investor owns or controls one-third or more of the total equity of the company.[12] None of these aggravating factors exists with respect to Driver; therefore, Driver is entitled under federal law to a presumption that it does *not* have a controlling influence over the management or policies of FUNC. Driver's advocacy in

[12] *See* Final Control Rule at 54-55 (pre-publication draft pending *Federal Register* publication), to be codified at 12 C.F.R. § 225.33(a), *available at* https://www.federalreserve.gov/aboutthefed/boardmeetings/files/control-rule-fr-notice-20200130.pdf.

favor of a sale, its efforts to communicate with the FUNC board and management, and its recent nomination of directors are expressly permissible for a non-controlling investor and do not in any way undermine or limit the presumption of non-control. Indeed, the Fed has explicitly addressed the nomination of alternative director candidates and instructed that merely nominating directors (regardless of number) in opposition to director nominees proposed by the management or board of a bank holding company is insufficient to negate the presumption of non-control for a less than 10% investor. The Fed has also consistently noted that its supervisory interests as a prudential bank regulator and, therefore, its approach to control issues must not undermine the legitimate rights of a minority shareholder in a bank holding company to advocate its position.[13]

The federal standards for evaluating potential control by a shareholder with less than 5% of the outstanding voting stock of a bank holding company leave virtually no basis to find an ability to exercise a controlling influence, except in the following extraordinary circumstances: (i) the investor's director representatives constitute 50% or more of the company's board of directors; (ii) the investor is party to a "management agreement" with the company, whereby it has the contractual power to direct the company's management and operations; or (iii) the investor owns or controls one-third or more of the total equity of the company. None of these conditions was ever present in the case of Driver's relationship to First United and, therefore, there is even less of a basis upon which to conclude that any of Driver's share purchases prior to August 28, 2019, *i.e.*, when Driver crossed the 5% ownership threshold, could have given rise to a controlling influence

[13] *See, e.g.*, Final Control Rule at 38 ("[A] noncontrolling investor generally may act as a shareholder and engage with the target company and other shareholders on issues through proxy solicitations."); Federal Reserve Board, *2008 Policy Statement on Equity Investments in Banks and Bank Holding Companies* at 11 ("The [FRB] believes that a noncontrolling minority investor, like any other shareholder, generally may communicate with banking organization management about, and advocate with banking organization management for changes in, any of the banking organization's policies and operations. For example, an investor may, directly or through a representative on a banking organization's board of directors, advocate for changes … *or attempt to convince banking organization management to merge the banking organization with another firm or sell the banking organization to a potential acquirer*") (emphasis added).

over First United's management or policies.[14] Insofar as "controlling influence over management or policies" within the meaning of the BHCA informs the understanding of "the power to direct or to cause the direction of the management or policy" within the meaning of Section 3-314, there is—at an absolute minimum—no basis to conclude that Driver reached the requisite threshold to warrant regulatory scrutiny at any time prior to August 28, 2019.[15]

These federal standards reflect decades of consideration of hundreds, if not thousands, of minority investments in bank holding companies, and adopts a conservative approach to evaluating when an investor might rightly be regarded as having a degree of influence over bank management or policy so as to trigger a supervisory interest. FI § 3-314 employs substantially identical language as the federal statute, and reflects a similar supervisory and policy objective. What little evidence is available regarding the legislative intent behind FI § 3-314 suggests that it was intended to "conform" to federal statutory control rules for stock purchases in bank holding companies. There is no basis to interpret FI § 3-314 in a way that undermines or directly contradicts the BHCA definition of controlling influence.

C. Absent An Actual "Stock Acquisition," FI § 3-314 Cannot Sustain An Independent Claim For Violation Of The "Any Doubt" Clause.

FI § 3-314(c)(3), providing that any "doubt shall be resolved in favor of reporting to the Commissioner," is a statutorily created *theory* of potential liability under FI § 3-314(c)(1) rather than a standalone claim. That is, the "any doubt" language provides an avenue the Commissioner may pursue to establish liability on the substantive violation—*i.e.*, whether or not the purchaser

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[14] In fact, an investor that holds less than 5% of a bank holding company's voting shares is entitled to a statutory presumption of non-control under the BHCA. 12 U.S.C. § 1841(a)(3).

[15] Section 3-314 is not triggered by Driver's investment in First United at all, but insofar as there remains any dispute on that point, it relates only to those *de minimis* holdings acquired on or after August 28, when Driver's interest grew to exceed 5%. Thus, even interpreting all inferences and ambiguities against Driver, First United's present claim necessarily relates only to the last 7,500 shares (one tenth of one percent) purchased by Driver—2,500 on August 28 and 5,000 on August 30, 2019.

has made a "stock acquisition" without obtaining pre-clearance. Theories of liability are not standalone claims. *E.g.*, *Doe v. Salisbury Univ.*, 123 F. Supp. 3d 748, 765 (D. Md. 2015) (dismissing plaintiff's "deliberate indifference" claim because it is a theory of liability and not a standalone violation under Title IX); *Gibbons v. Bank of Am. Corp.*, 2012 WL 94569, at *5 n. 5 (D. Md. Jan. 11, 2012) ("[R]espondeat superior is not a standalone claim but a theory of liability."). Stated otherwise, if Driver's purchase of FUNC shares do not constitute a controlling interest—*i.e.*, if it did not make a "stock acquisition"—then it makes no difference whether Driver, the Commissioner, or anyone else had "any doubt" about that status. The statute applies to "stock acquisitions," not to purchases that might be alleged to be "stock acquisitions" when they are not. Accordingly, the "any doubt" clause cannot be an independent basis for any claim against Driver.

D. <u>FI § 3-314 Is Unconstitutionally Vague As Applied To Driver.</u>

Vague laws invite arbitrary power. The Fourth Circuit has recognized that "[t]he void for vagueness doctrine is rooted in the Due Process Clause of the Fifth and Fourteenth Amendments." *Manning v. Caldwell for City of Roanoke*, 930 F.3d 264, 272 (4th Cir. 2019) (en banc). To survive a vagueness challenge, a statute "must include sufficient standards to prevent arbitrary and discriminatory enforcement." *Id.* (citing *Papachristou v. City of Jacksonville*, 405 U.S. 156, 160 (1972)). The Supreme Court has long held that "[e]ngrained in our concept of due process is the requirement of notice." *Lambert v. California*, 355 U.S. 225, 228 (1957). "Notice is required before property interests are disturbed, before assessments are made, before penalties are assessed." *Id.* FI § 3-314(a)(3)(i), whether applied by the Commissioner or FUNC, would be unconstitutionally vague. *See, e.g.*, *A.B. Small Co. v. Am. Sugar Ref. Co.*, 267 U.S. 233, 238-40 (1925) (holding buyer could not evade a purchasing contract because the seller was charging an "unjust" or "unreasonable" price under a federal statute found to be unconstitutionally vague).

FUNC's claims fail because due process principles require notice of the relevant standard or threshold to trigger a FI § 3-314 violation. As explained above, the statute has two subsections defining "stock acquisition." *See* FI § 3-314(a)(3)(i)&(ii). Even if subsection (a)(3)(ii) may be enforceable because it provides sufficient notice that 25% or more of the voting stock constitutes "control," subsection (a)(3)(i)—the provision at issue—is impermissibly vague because it does not indicate what threshold is required for a shareholder to "affect the power to direct or to cause the direction of" the bank. This is particularly so where the statute's history makes clear that it concerns only changes of control in the management of a bank or bank holding company. Purchasing just under 5.1% of FUNC common stock does not "cause the direction of" FUNC to change, and if the statute is going to be interpreted to mean otherwise, then it needs to state an intelligible standard by which one might measure compliance. *See Chicago v. Morales*, 527 U.S. 41, 58 (1999) (plurality opinion).

The closest Maryland guidance available at the time of Driver's purchases, apart from that referring to federal standards, was under a different section of the Financial Institutions Code. FI § 9-216 governs changes of control over savings associations, and requires the prior approval of the Commissioner before any person may acquire control of a state savings association (another form of state-chartered depository institution and the closest analog to a state-chartered bank). "Control" is defined in that statute both qualitatively (as "the ability of a person to direct the management or policies of an association") and quantitatively (as "the ownership of more than 10 percent of the outstanding shares of any class of securities of an association"). In other words, in the context of savings associations, the Financial Institutions Code provides expressly that the degree of influence over "management or policy" warranting prior approval by the Commissioner is presumed to attach at ownership of 10% of an association's voting stock. The Maryland

Corporations Code adopts a substantially identical standard, defining "control" as "the power to direct or cause the direction of the management and policies of a person" and establishing a "presumption" of control where one person owns at least 10% of a corporation's voting shares. Thus, to the extent Maryland law provides any instructive guidance regarding when a shareholder might be regarded as having the power to exert a meaningful degree of influence over the management or policy of a bank holding company that would trigger a supervisory concern regarding potential control, that guidance suggests that the relevant threshold would be at least 10% or more of the company's voting stock.[16] As Driver's ownership falls beneath that level, an effort to read FI § 3-314(a)(3)(i) as applicable would be unconstitutionally vague.

E. The Commissioner Has Conclusively Determined The Absence Of Anti-Competitive Or Safety-And-Soundness Concerns Associated With Driver's Ownership Of FUNC Shares.

The statute First United seeks to enforce permits only one basis for denying an application to acquire shares: the Commissioner determines the "stock acquisition" to be anticompetitive or to threaten the safety or soundness of a banking institution. FI § 3-314(d). Here, the Commissioner made no such finding. But the Commissioner went on to separately make an affirmative finding that *additional* purchases of FUNC shares by Driver also were not anticompetitive and would not threaten the safety or soundness of First United. **Ex. P**. That determination was not in the abstract, but rather, in the specific context of this particular statute: "the Commissioner has determined that your submission is compliant with . . . FI § 3-314." *Id.* at 2. First United does not even attempt to

[16] This 10% threshold is far from coincidental. Under applicable federal law, control over publicly traded bank holding companies is likewise presumed at 10% for purposes of the Change in Bank Control Act. Moreover, for purposes of the federal BHCA, there is a general presumption of non-control for investors holding less than 10% of a bank holding company's voting shares, except in extraordinary situations (not relevant to Driver and First United) where the investor has other significant control relationships outside of its equity investment. Driver is not aware of any Maryland statute, regulation, or administrative guidance establishing a presumption of control at 5% of a bank holding company's voting shares or otherwise suggesting that such an investment requires the approval of the Commissioner.

explain, nor could it, how the 2,500 shares Driver acquired on August 28, 2019 (the shares that raised Driver's ownership interest over 5%) could trigger significant anticompetitive or safety and soundness concerns, but the purchase of up to 15,000 *more* shares would not. There simply is no basis on which to conclude that Driver's open market purchases implicated any concern to which FI § 3-314 is directed, or might warrant canceling the voting rights thereby acquired.

CONCLUSION

By its amended complaint, First United is seeking to enforce a statute created as part of a comprehensive regulatory scheme for which the Commissioner is the sole enforcement authority. First United has no standing to try to prove a violation of FI § 3-314 and even less ground to unilaterally impose a statutory penalty as a matter of "corporate governance." The conduct First United alleges to be wrongful is nothing more than what federal regulators have hundreds or thousands of times recognized as normal shareholder behavior, none of which comes close to triggering the "power to direct" or "controlling influence" concerns that FI § 3-314 was designed to bring to the Commissioner's attention. First United is not the Commissioner, and its theories of liability are not only unprecedented; they are unsustainable. For all of these reasons, this action must be dismissed.

Respectfully submitted,

Dated: September 29, 2020

MORGAN, LEWIS & BOCKIUS LLP

s/ Jason R. Scherr
Jason R. Scherr
1111 Pennsylvania Avenue, NW
Washington, DC 20004
T: (202) 739-3000
F: (202) 739-3001
jr.scherr@morganlewis.com

Counsel for Defendants